BTCS Closes $1.45 Million Financing

Arlington, VA – (Marketwired – December 22, 2015) – BTCS Inc. (OTCQB: BTCS) (“BTCS” or the “Company”), a blockchain technology focused company which secures the blockchain through its transaction verification services business, completed a $1,450,000 financing on December 16, 2015 led by Cavalry Fund I LP.

“The successful closing of this round of financing is an important milestone for BTCS,” stated Charles Allen, chief executive officer of BTCS. “It enabled us to invest an additional $750,000 in Spondoolies-Tech Ltd. (“Spondoolies”), increasing our ownership from 6.6% to 9.6% ahead of our pending merger, and sets the stage for the rollout of their next-generation SP50 servers.”

“The new capital we received from BTCS is expected to accelerate our SP50 server rollout. With an estimated 400% efficiency improvement over its predecessor, the SP35, getting the SP50 to market should provide us a strong competitive advantage in 2016,” stated Guy Corem, chief executive officer of Spondoolies.

The Company also achieved many key milestones in 2015:

●	Completed capacity expansion to 3mw at North Carolina facility
●	Signed definitive merger agreement with Spondoolies
●	Established equipment finance facility with CSC Leasing Corporation
●	2,481% growth in bitcoins earned for the nine months ended September 2015 compared to full year 2014

Allen continued, “With our third quarter revenues increasing 17% over our second quarter results and 1,872% for the nine months ended September 30, 2015 compared to the same period in 2014, this financing comes at an ideal time for us, strengthening our position as we move forward with our merger with Spondoolies and execute on our plans to ramp our transaction verification services business.”

Net proceeds from the financing were $1,377,500. The new capital was raised through a convertible note, which is convertible into shares of BTCS common stock at a conversion price of $0.30 per share. The note has a nine month maturity and included warrants to purchase 6.77 million shares of common stock at an exercise price of $0.375. RK Equity Advisors, LLC acted as financial advisor in connection with this transaction, with broker-dealer services provided through Pickwick Capital Partners, LLC.

Contemporaneously with the financing, the Company advanced $325,000 to CSC Leasing Corporation to facilitate an international purchase of transaction verification servers through a sale-lease-back arrangement. This arrangement is expect to grow the Company’s transaction verification services business by over 100% in January from 891 TH/s (trillion calculations per second) to approximately 1,800 TH/s. As a sale-lease-back arrangement, the Company will receive the advanced funds back after the receipt and installation of the equipment.

Full details of the financing transaction and CSC Leasing Corporations sale-lease-back facility are available in the Company’s 8-K filed with the Securities and Exchange Commission on December 21, 2015.

About BTCS:

BTCS secures the blockchain through its rapidly growing transaction verification services business and plans to build a broader ecosystem to capitalize on opportunities in this fast growing industry. The blockchain is a decentralized public ledger and has the ability to fundamentally impact all industries on a global basis that rely on or utilize record keeping and require trust. BTCS continues to evaluate and build additional blockchain technology consumer solutions. BTCS also actively partners and integrates with strategic digital currency and blockchain technology companies who provide products or services that are complementary to its business strategy. For more information visit: www.btcs.com.

About Spondoolies-Tech:

Founded in 2013 by a group of Israeli high-tech veterans, Spondoolies is a transaction verification server manufacturer. Spondoolies raised ten million dollars in capital from leading Israeli venture capital firms and assembled a team of leaders in the Israeli Semiconductor industry, with the goal of building the infrastructure on which digital currencies will flourish. Building transaction-verifying servers from the bottom up, Spondoolies is producing machines that are designed for efficiency and performance. During 2014, Spondoolies successfully launched five different products. For more information visit www.spondoolies-tech.com.

Forward-Looking Statements:

Certain statements in this press release, including those related to an anticipated merger, constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, not limited to Risk Factors relating to its digital currency business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

BTCS Investor Relations:

Michal Handerhan

BTCS Inc.

(202) 430-6576

IR@btcs.com

Michael Sullivan

RedChip Companies, Inc.

(407) 644-4256, ext. 115

michael@redchip.com